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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Response)
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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
   House          E.     Michael              Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)            Work Recovery, Inc. WRKE              (Month/Day/Year)
     (Last)     (First)     (Middle)         11/4/97                     ------------------------------------
75 Milford Road                            ----------------------------  5. Relationship of Reporting         7. If Individual
----------------------------------------   3. IRS or Social Security          Person(s) to Issuer                or Joint/Group
             (Street)                         Number of Reporting           (Check all applicable)               Filing (Check
                                              Person (Voluntary)         --- Director    X   10% Owner           Applicable Line)
Hudson             OH          44236                                     --- Officer    ---  Other (specify   X  Form filed by One
--------------------------------------     ----------------------------      (give      ---         below)   --- Reporting Person
      (City)      (State)      (Zip)                                         title below)
                                                                                                                 Form filed by More
                                                                                                             --- than One Reporting
                                                                                                                 Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock, $.01 par value                      3,680,707.5                        I                   By Functional Capacity
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                                                                                                         Evaluation Technologies,
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                                                                                                         Inc.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person   see Instructions 5(b)(?)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 ---------------------------------------------------                (D) or
                                 Date      Expira-                         Amount of                Indirect (I)
                                 Exercis-  tion             Title          Number                   (Instr. 5)
                                 able      Date                            of Shares

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Option                           11/4/97   (1)  Common Stock, $.01 par value   (2)         (3)          I              (4)
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Explanation of Responses:

(1) No fixed date of expiration -- termination upon certain defined events
(2) 3,680,707.5
(3) See Schedule 13D filed December 19,1997
(4) By Fuctional Capacity Evaluation Technologies, Inc.
                                                                                      /s/ E. Michael House               12/19/97
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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